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                                                                    Exhibit 21.1

LIST OF SUBSIDIARIES OF THE REGISTRANT

At December 31, 1998, the Registrant owned all of the issued and outstanding capital stock of (1) Great Bay Power Corporation, a New Hampshire corporation, and (2) Little Bay Power Corporation, a New Hampshire corporation. Great Bay Power Corporation conducts business only under the business name of Great Bay Power Corporation. Little Bay Power Corporation conducts business only under the business name of Little Bay Power Corporation.